Investor Contact:	David Morimoto	Media Contact:	Wayne Kirihara
	SVP & Treasurer		SVP - Corporate Communications
	(808) 544-3627		(808) 544-3687
	david.morimoto@centralpacificbank.com		wayne.kirihara@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. REPORTS $137.3 MILLION FIRST QUARTER EARNINGS

INCLUDES NON-CASH INCOME TAX BENEFIT OF $119.8 MILLION

HONOLULU, HI, April 26, 2013 – Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank (the “Bank”), today reported net income for the first quarter of 2013 of $137.3 million, or $3.25 per diluted share, compared to net income in the first quarter of 2012 of $13.5 million, or $0.32 per diluted share, and net income in the fourth quarter of 2012 of $12.4 million, or $0.29 per diluted share.  Net income in the first quarter of 2013 included a non-cash income tax benefit of $119.8 million related to the reversal of a significant portion of a valuation allowance that was established against the Company’s net deferred tax assets during the third quarter of 2009. Excluding this income tax benefit, net income for the quarter was $17.5 million, or $0.41 per diluted share.

“The positive momentum from 2012 continued into 2013 with another quarter of strong profitability and further improvement in our asset quality,” said John C. Dean, President and Chief Executive Officer.  “In addition to strengthening our capital position, the reversal of the valuation allowance established against our net deferred tax assets reflects the likelihood that we will be able to generate sufficient earnings going forward to utilize these assets."

Significant Highlights and First Quarter Results

▪	Reported ninth consecutive profitable quarter since the Company’s recapitalization with net income of $137.3 million, compared to net income of $12.4 million in the fourth quarter of 2012.

▪
Recorded an income tax benefit of $119.8 million resulting from the reversal of a significant portion of a valuation allowance established against the Company’s net deferred tax assets in the third quarter of 2009.

▪
For the eighth consecutive quarter, the Company did not incur credit costs as it reduced its allowance for loan and lease losses (ALLL) by an amount greater than net foreclosed asset expense, write-downs of loans held for sale and changes to the reserve for unfunded commitments.  The reduction in the ALLL resulted in a credit to the provision for loan and lease losses of $6.6 million, compared to a credit of $2.3 million for the fourth quarter of 2012.

▪	Reduced nonperforming assets by $14.7 million to $75.3 million at March 31, 2013 from $90.0 million at December 31, 2012.

▪
The ALLL, as a percentage of total loans and leases, decreased to 3.82% at March 31, 2013, compared to 4.37% at December 31, 2012.  In addition, the Company’s ALLL, as a percentage of nonperforming assets, increased to 115.27% at March 31, 2013 from 107.10% at December 31, 2012 and the Company’s ALLL, as a percentage of nonaccrual loans, increased to 133.06% at March 31, 2013 from 121.53% at December 31, 2012.

▪	Increased the loans and leases portfolio by $70.7 million to $2.27 billion at March 31, 2013, compared to $2.20 billion at December 31, 2012.

▪	Increased total deposits by $83.9 million to $3.76 billion at March 31, 2013, compared to $3.68 billion at December 31, 2012.

▪
Maintained a strong capital position with Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios of 22.85%, 24.12%, and 14.86%, respectively, as of March 31, 2013, compared to 22.54%, 23.83%, and 14.32%, respectively, as of December 31, 2012.  The Company’s capital ratios continue to be well in excess of the minimum levels required for a “well-capitalized” regulatory designation.

Earnings Highlights
Net interest income for the first quarter of 2013 was $30.7 million, compared to $30.5 million in the year-ago quarter and $29.4 million in the fourth quarter of 2012.  Net interest margin was 3.06%, compared to 3.23% in the year-ago quarter and 3.00% in the fourth quarter of 2012. The sequential quarter increase in net interest income and the net interest margin was primarily due to an overall increase in the Company’s interest earning assets, including a $70.7 million increase in its loan and lease portfolio.

The provision for loan and lease losses for the first quarter of 2013 was a credit of $6.6 million, compared to a credit of $5.0 million in the year-ago quarter and a credit of $2.3 million in the fourth quarter of 2012.  The credit to the provision for loan and lease losses was the result of continued improvement in the Company’s credit risk profile, as evidenced by the previously mentioned decrease in nonperforming assets and further reductions in the historical quarterly charge-off data used to calculate the ALLL.

Other operating income for the first quarter of 2013 totaled $12.5 million, compared to $13.2 million in the year-ago quarter and $13.0 million in the fourth quarter of 2012. The decrease from the year-ago quarter was primarily due to lower rental income from foreclosed properties of $1.3 million and lower service charges on deposit accounts of $0.7 million, partially offset by higher gains on sales of residential mortgage loans of $1.2 million. The sequential quarter decrease was primarily due to lower gains on sales of residential mortgage loans of $1.9 million and lower rental income from foreclosed properties of $0.4 million, partially offset by higher unrealized gains on interest rate locks of $1.9 million.

Other operating expense for the first quarter of 2013 totaled $32.2 million, compared to $35.2 million in the year-ago quarter and $32.2 million in the fourth quarter of 2012.  The decrease from the year-ago quarter was primarily due to lower net credit-related charges (which includes changes in the reserve for unfunded commitments, write-downs of loans held for sale and foreclosed asset expense) of $2.1 million, lower legal and professional services of $1.7 million, a lower provision for repurchased residential mortgage loans of $1.3 million and lower FDIC insurance expense of $0.5 million, partially offset by higher salaries and employee benefits of $1.9 million and higher amortization of other intangible assets of $0.5 million. The sequential quarter decrease was primarily attributable to lower legal and professional services of $0.9 million, lower net occupancy expense of $0.5 million, lower amortization of other intangible assets of $0.4 million, lower charitable contributions of $0.4 million, lower computer software expense of $0.2 million and lower FDIC insurance expense of $0.2 million, partially offset by a higher net credit-related charges of $1.9 million and higher salaries and employee benefits of $0.7 million.

The efficiency ratio for the first quarter of 2013 was 72.74% (excluding foreclosed asset income of $0.3 million and amortization expense related to certain intangible assets totaling $0.7 million), compared to 74.99% in the year-ago quarter (excluding foreclosed asset income of $0.1 million, write-downs of loans held for sale of $1.8 million and amortization expense related to certain intangible assets totaling $0.7 million) and 81.70% (excluding foreclosed asset income of $3.5 million and amortization expense related to certain intangible assets totaling $0.7 million) in the fourth quarter of 2012.

In the first quarter of 2013, the Company recorded a non-cash income tax benefit of $119.8 million related to the reversal of a significant portion of a valuation allowance that was established against its net deferred tax assets during the third quarter of 2009. As of March 31, 2013, the Company’s net deferred tax assets totaled $129.8 million. The reversal of the valuation allowance was done in accordance with generally accepted accounting principles and was based on a number of factors, including the Company’s ninth consecutive profitable quarter, improved financial condition, and the likelihood that future pre-tax earnings will utilize our remaining deferred tax assets. The Company did not recognize any income tax expense in the comparable prior periods.

Balance Sheet Highlights
Total assets at March 31, 2013 of $4.58 billion increased by $422.8 million and $210.7 million from March 31, 2012 and December 31, 2012, respectively.

Total loans and leases at March 31, 2013 of $2.27 billion increased by $191.8 million and $70.7 million from March 31, 2012 and December 31, 2012, respectively.  The increase in total loans and leases from the fourth quarter of 2012 was due to an increase in the commercial, residential mortgage and consumer loan portfolios of $70.7 million, $38.7 million and $6.8 million, respectively, partially offset by a decrease in the commercial mortgage loan, construction and development loan and leases portfolios of $35.9 million, $8.2 million and $1.6 million, respectively.

Total deposits at March 31, 2013 were $3.76 billion, compared to $3.51 billion and $3.68 billion at March 31, 2012 and December 31, 2012, respectively.  Core deposits, which include demand deposits, savings and money market deposits, and time deposits less than $100,000, totaled $3.01 billion at March 31, 2013.  This represents an increase of $137.9 million from a year ago and an increase of $7.3 million from December 31, 2012.  Changes in total deposits during the quarter included an increase in non-interest bearing demand deposits, interest-bearing demand deposits and time deposits of $14.1 million, $19.7 million and $67.1 million, respectively, partially offset by a decrease in savings and money market deposits of $17.0 million.

Total shareholders’ equity was $650.1 million at March 31, 2013, compared to $467.5 million and $504.8 million at March 31, 2012 and December 31, 2012, respectively.

Asset Quality
Nonperforming assets at March 31, 2013 totaled $75.3 million, or 1.64% of total assets, compared to $90.0 million, or 2.06% of total assets at December 31, 2012.  The sequential-quarter change reflects net decreases in Mainland construction and development assets of $20.7 million and Hawaii residential mortgage assets of $3.0 million. These net decreases were offset by increases in Mainland commercial mortgage assets of $8.0 million and Hawaii commercial assets of $1.1 million.

We did not have any loans delinquent for 90 days or more still accruing interest at March 31, 2013, compared to $0.5 million at December 31, 2012.  In addition, loans delinquent for 30 days or more still accruing interest totaled $8.8 million at March 31, 2013, compared to $10.4 million at December 31, 2012.

Net charge-offs in the first quarter of 2013 and first quarter of 2012 totaled $3.0 million and $2.8 million, respectively, compared to net recoveries of $1.8 million in the fourth quarter of 2012.

The ALLL, as a percentage of total loans and leases, was 3.82% at March 31, 2013, compared to 4.37% at December 31, 2012.  The ALLL, as a percentage of nonperforming assets, was 115.27% at March 31, 2013, compared to 107.10% at December 31, 2012.  The ALLL, as a percentage of nonaccrual loans, was 133.06% at March 31, 2013, compared to 121.53% at December 31, 2012.

Capital Levels
At March 31, 2013, the Company’s Tier 1 risk-based capital, total risk-based capital, and leverage capital ratios were 22.85%, 24.12%, and 14.86%, respectively, compared to 22.54%, 23.83%, and 14.32%, respectively, at December 31, 2012.  The Company’s capital ratios continue to exceed the levels required to be considered a “well-capitalized” institution for regulatory purposes.

Non-GAAP Financial Measures
This press release contains certain references to financial measures that have been adjusted to exclude certain expenses and other specified items.  These financial measures differ from comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in that they exclude unusual or non-recurring charges, losses, credits or gains.  This press release identifies the specific items excluded from the comparable GAAP financial measure in the calculation of each non-GAAP financial measure.    Management believes that financial presentations excluding the impact of these items provide useful supplemental information that is important to a proper understanding of the Company’s core business results by investors.  These presentations should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures presented by other companies.

Conference Call
The Company’s management will host a conference call today at 1:00 p.m. Eastern Time (7:00 a.m. Hawaii Time) to discuss the quarterly results.  Individuals are encouraged to listen to the live webcast of the presentation by visiting the investor relations page of the Company's website at http://investor.centralpacificbank.com.  Alternatively, investors may participate in the live call by dialing 1-888-317-6016.  A playback of the call will be available through May 27, 2013 by dialing 1-877-344-7529 (passcode: 10027094) and on the Company's website.

About Central Pacific Financial Corp.
Central Pacific Financial Corp. is a Hawaii-based bank holding company with approximately $4.6 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 35 branches and 114 ATMs in the state of Hawaii, as of March 31, 2013.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

 **********

Forward-Looking Statements
This document may contain forward-looking statements concerning projections of revenues, income/loss, earnings/loss per share, capital expenditures, dividends, capital structure, or other financial items, plans and objectives of management for future operations, future economic performance, or any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes,” “plans,” “expects,” “anticipates,” “forecasts,” “intends,” “hopes,” “should,” “estimates,” or words of similar meaning.  While the Company believes that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to:  the effect of, and our failure to comply with any regulatory orders we are or may become subject to; our ability to continue making progress on our recovery plan; oversupply of inventory and adverse conditions in the Hawaii and California real estate markets and any weakness in the construction industry;  adverse changes in the financial performance and/or condition of our borrowers and, as a result, increased loan delinquency rates,  deterioration in asset quality and further losses in our loan portfolio; the impact of local, national, and international economies and events (including political events, acts of war or terrorism, natural disasters such as wildfires, tsunamis and earthquakes) on the Company’s business and operations and on tourism, the military and other major industries operating within the Hawaii market and any other markets in which the Company does business; deterioration or malaise in economic conditions, including destabilizing factors in the financial industry and deterioration of the real estate market, as well as the impact from any declining levels of consumer and business confidence in the state of the economy in general and in financial institutions in particular;  the impact of regulatory action on the Company and Central Pacific Bank and legislation affecting the banking industry; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, other regulatory reform, and any related rules and regulations on our business operations and competitiveness; the costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews;  the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, securities market and monetary fluctuations;  negative trends in our market capitalization and adverse changes in the price of the Company’s common shares; changes in consumer spending, borrowings and savings habits; technological changes; changes in the competitive environment among financial holding companies and other financial service providers; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; our ability to attract and retain skilled executives and employees; changes in our organization, compensation and benefit plans; and our success at managing the risks involved in the foregoing items.

#####

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights - March 31, 2013
(Unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share data)	2013	2012

INCOME STATEMENT
Net income	$137,309	$13,478
Per common share data:
Basic earnings per share	3.28	0.32
Diluted earnings per share	3.25	0.32

PERFORMANCE RATIOS
Return on average assets (1)	12.41%	1.31%
Return on average shareholders' equity (1)	105.72	11.66
Net income to average tangible shareholders' equity (1)	108.89	12.15
Efficiency ratio (2)	72.74	74.99
Net interest margin (1)	3.06	3.23

REGULATORY CAPITAL RATIOS
Central Pacific Financial Corp.
Tier 1 risk-based capital	22.85%	22.83%
Total risk-based capital	24.12	24.13
Leverage capital	14.86	14.03

Central Pacific Bank
Tier 1 risk-based capital	21.65%	21.60%
Total risk-based capital	22.92	22.89
Leverage capital	14.04	13.27

	March 31,		%
	2013	2012	Change
BALANCE SHEET
Total assets	$4,581,077	$4,158,288	10.2%
Loans and leases	2,274,598	2,082,752	9.2
Net loans and leases	2,187,792	1,968,430	11.1
Deposits	3,764,691	3,507,803	7.3
Total shareholders' equity	650,101	467,466	39.1
Book value per common share	15.50	11.20	38.4
Tangible book value per common share	15.15	10.76	40.8
Market value per common share	15.70	12.95	21.2
Tangible common equity ratio (3)	13.91%	10.85%	28.3

	Three Months Ended
	March 31,		%
	2013	2012	Change
SELECTED AVERAGE BALANCES
Total assets	$4,426,048	$4,102,418	7.9%
Interest-earning assets	4,105,321	3,801,253	8.0
Loans and leases, including loans held for sale	2,258,951	2,095,910	7.8
Other real estate	10,333	58,281	(82.3)
Deposits	3,678,041	3,439,433	6.9
Interest-bearing liabilities	2,965,106	2,826,109	4.9
Total shareholders' equity	519,498	462,554	12.3

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights - March 31, 2013
(Unaudited)

	March 31,		%
(in thousands, except per share data)	2013	2012	Change

NONPERFORMING ASSETS
Nonaccrual loans (including loans held for sale)	$65,240	$152,857	(57.3	) %
Other real estate	10,068	52,725	(80.9)
Total nonperforming assets	75,308	205,582	(63.4)
Loans delinquent for 90 days or more (still accruing interest)	-	208	(100.0)
Restructured loans (still accruing interest)	42,764	10,106	323.2
Total nonperforming assets, loans delinquent for 90 days or more (still
accruing interest) and restructured loans (still accruing interest)	$118,072	$215,896	(45.3)

	Three Months Ended
	March 31,
	2013	2012
Loan charge-offs	$4,725	$3,962	19.3%
Recoveries	1,679	1,181	42.2
Net loan charge-offs	$3,046	$2,781	9.5
Net loan charge-offs to average loans (1)	0.54%	0.53%

	March 31,
	2013	2012
ASSET QUALITY RATIOS
Nonaccrual loans (including loans held for sale) to total loans and leases
and loans held for sale	2.85%	7.27%
Nonperforming assets to total assets	1.64	4.94
Nonperforming assets, loans delinquent for 90 days or more (still accruing interest) and restructured loans (still accruing interest) to total loans and
leases, loans held for sale & other real estate	5.13	10.01
Allowance for loan and lease losses to total loans and leases	3.82	5.49
Allowance for loan and lease losses to nonaccrual loans (including
loans held for sale)	133.06	74.79

(1) Annualized.

(2)
The efficiency ratio is a non-GAAP financial measure which should be read and used in conjunction with the Company's GAAP financial information. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. Our efficiency ratio is derived by dividing other operating expense (excluding amortization, impairment and write-down of intangible assets, goodwill, loans held for sale and foreclosed property, loss on early extinguishment of debt, loss on investment transaction and loss on sale of commercial real estate loans) by net operating revenue (net interest income on a taxable equivalent basis plus other operating income before securities transactions). See Reconciliation of Non-GAAP Financial Measures.

(3)
The tangible common equity ratio is a non-GAAP financial measure which should be read and used in conjunction with the Company's GAAP financial information. Comparison of our tangible common equity ratio with those of other companies may not be possible because other companies may calculate the tangible common equity ratio differently. Our tangible common equity ratio is derived by dividing common shareholders' equity, less intangible assets (excluding mortgage servicing rights (MSRs)) by total assets, less tangible assets (excluding MSRs).

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	Quarter Ended
(Dollars in thousands, except per share data)	March 31, 2013	December 31, 2012	March 31, 2012

Adjusted Diluted Earnings Per Share
Diluted earnings per share	$3.25	$0.29	$0.32
Release of valuation allowance on net deferred tax assets	(2.84)	-	-
Adjusted diluted earnings per share	$0.41	$0.29	$0.32

Efficiency Ratio
Total operating expenses as a percentage of net operating revenue	73.68%	75.17%	80.40%
Amortization of other intangible assets	(1.53)	(1.56)	(1.64)
Foreclosed asset expense	0.59	8.09	0.24
Write down of assets	-	-	(4.01)
Loss on early extinguishment of debt	-	-	-
Efficiency ratio	72.74%	81.70%	74.99%

Tangible Common Equity Ratio	March 31, 2013	March 31, 2012
Total shareholders' equity	$650,101	$467,466
Less: Other intangible assets	(14,709)	(18,334)
Tangible common equity	635,392	449,132

Total assets	4,581,077	4,158,288
Less: Other intangible assets	(14,709)	(18,334)
Tangible assets	4,566,368	4,139,954
Tangible common equity / Tangible assets	13.91%	10.85%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,	March 31,
(In thousands, except share data)	2013	2012	2012

ASSETS
Cash and due from banks	$46,877	$56,473	$69,873
Interest-bearing deposits in other banks	167,632	120,902	57,661
Investment securities:
Available for sale	1,537,065	1,536,745	1,645,952
Held to maturity (fair value of $159,483 at March 31, 2013,
$162,528 December 31, 2012 and $718 March 31, 2012)	159,363	161,848	704
Total investment securities	1,696,428	1,698,593	1,646,656

Loans held for sale	17,293	38,283	20,459
Loans and leases	2,274,598	2,203,944	2,082,752
Less allowance for loan and lease losses	86,806	96,413	114,322
Net loans and leases	2,187,792	2,107,531	1,968,430

Premises and equipment, net	48,578	48,759	50,389
Accrued interest receivable	14,148	13,896	12,217
Investment in unconsolidated subsidiaries	10,078	10,975	11,839
Other real estate	10,068	10,686	52,725
Mortgage servicing rights	21,466	22,121	23,110
Other intangible assets	14,709	15,378	18,334
Bank-owned life insurance	147,975	147,411	145,060
Federal Home Loan Bank stock	47,494	47,928	48,797
Other assets	150,539	31,432	32,738
Total assets	$4,581,077	$4,370,368	$4,158,288

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing demand	$857,427	$843,292	$766,595
Interest-bearing demand	692,537	672,838	610,743
Savings and money market	1,168,989	1,186,011	1,160,415
Time	1,045,738	978,631	970,050
Total deposits	3,764,691	3,680,772	3,507,803

Long-tem debt	108,276	108,281	108,294
Other liabilities	48,058	66,536	64,751
Total liabilities	3,921,025	3,855,589	3,680,848

Equity:
Preferred stock, no par value, authorized 1,100,000 shares; issued and
outstanding none at March 31, 2013, December 31, 2012, and March 31, 2012	-	-	-
Common stock, no par value, authorized 185,000,000 shares; issued and outstanding 41,938,294 shares at March 31, 2013, 41,867,046 shares at
December 31, 2012, and 41,747,020 shares at March 31, 2012	784,519	784,512	784,574
Surplus	71,735	70,567	67,561
Accumulated deficit	(212,118)	(349,427)	(383,370)
Accumulated other comprehensive income (loss)	5,965	(830)	(1,299)
Total shareholders' equity	650,101	504,822	467,466
Non-controlling interest	9,951	9,957	9,974
Total equity	660,052	514,779	477,440
Total liabilities and equity	$4,581,077	$4,370,368	$4,158,288

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands, except per share data)	2013	2012	2012
Interest income:
Interest and fees on loans and leases	$24,443	$23,387	$25,008
Interest and dividends on investment securities:
Taxable interest	7,031	6,959	7,614
Tax-exempt interest	1,027	965	197
Dividends	5	5	3
Interest on deposits in other banks	89	73	81
Total interest income	32,595	31,389	32,903
Interest expense:
Interest on deposits:
Demand	81	81	86
Savings and money market	217	223	299
Time	759	784	1,073
Interest on long-term debt	869	911	943
Total interest expense	1,926	1,999	2,401
Net interest income	30,669	29,390	30,502
Provision (credit) for loan and lease losses	(6,561)	(2,283)	(4,990)
Net interest income after provision for loan and lease losses	37,230	31,673	35,492

Other operating income:
Service charges on deposit accounts	1,591	1,648	2,316
Other service charges and fees	4,330	4,454	4,421
Income from fiduciary activities	697	669	626
Equity in earnings of unconsolidated subsidiaries	28	188	46
Fees on foreign exchange	71	104	90
Income from bank-owned life insurance	564	625	591
Loan placement fees	149	143	240
Net gain on sales of residential loans	4,128	6,011	2,977
Other	914	(873)	1,925
Total other operating income	12,472	12,969	13,232
Other operating expense:
Salaries and employee benefits	18,535	17,833	16,626
Net occupancy	3,227	3,761	3,266
Equipment	958	958	957
Amortization of other intangible assets	2,248	2,689	1,761
Communication expense	950	886	854
Legal and professional services	2,310	3,189	4,057
Computer software expense	933	1,109	935
Advertising expense	812	884	869
Foreclosed asset expense	(258)	(3,470)	(107)
Write down of assets	-	-	1,759
Other	2,480	4,393	4,269
Total other operating expense	32,195	32,232	35,246

Income before income taxes	17,507	12,410	13,478
Income tax benefit	(119,802)	-	-
Net income	$137,309	$12,410	$13,478

Per common share data:
Basic earnings per share	$3.28	$0.30	$0.32
Diluted earnings per share	3.25	0.29	0.32

Basic weighted average shares outstanding	41,816	41,766	41,631
Diluted weighted average shares outstanding	42,297	42,183	41,839

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Average Balances, Interest Income & Expense, Yields and Rates (Taxable Equivalent)

	Three Months Ended			Three Months Ended			Three Months Ended
(Dollars in thousands)	March 31, 2013			December 31, 2012			March 31, 2012
	Average	Average		Average	Average		Average	Average
	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest

Assets:
Interest earning assets:
Interest-bearing deposits in other banks	$144,773	0.25%	$89	$115,841	0.25%	$73	$130,335	0.25%	$81
Taxable investment securities, excluding
valuation allowance	1,477,887	1.90	7,036	1,489,529	1.87	6,964	1,512,470	2.01	7,617
Tax-exempt investment securities,
excluding valuation allowance	175,850	3.59	1,580	157,536	3.77	1,485	13,741	8.81	303
Loans and leases, including loans held for sale	2,258,951	4.36	24,443	2,172,818	4.29	23,387	2,095,910	4.79	25,008
Federal Home Loan Bank stock	47,860	-	-	48,259	-	-	48,797	-	-
Total interest earning assets	4,105,321	3.25	33,148	3,983,983	3.20	31,909	3,801,253	3.48	33,009
Nonearning assets	320,727			309,059			301,165
Total assets	$4,426,048			$4,293,042			$4,102,418

Liabilities & Equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$673,662	0.05%	$81	$648,630	0.05%	$81	$570,005	0.06%	$86
Savings and money market deposits	1,171,953	0.08	217	1,178,745	0.08	223	1,145,837	0.10	299
Time deposits under $100,000	300,992	0.51	375	308,619	0.52	405	344,409	0.67	577
Time deposits $100,000 and over	710,221	0.22	384	634,748	0.24	379	651,508	0.31	496
Short-term borrowings	-	-	-	32	0.63	-	11	0.76	-
Long-term debt	108,278	3.25	869	108,282	3.34	911	114,339	3.32	943
Total interest-bearing liabilities	2,965,106	0.26	1,926	2,879,056	0.28	1,999	2,826,109	0.34	2,401
Noninterest-bearing deposits	821,213			825,413			727,674
Other liabilities	110,276			72,807			76,103
Total liabilities	3,896,595			3,777,276			3,629,886
Shareholders' equity	519,498			505,805			462,554
Non-controlling interest	9,955			9,961			9,978
Total equity	529,453			515,766			472,532
Total liabilities & equity	$4,426,048			$4,293,042			$4,102,418

Net interest income			$31,222			$29,910			$30,608

Net interest margin		3.06%			3.00%			3.23%